SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under Rule 14a-12

PLAINS RESOURCES INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On March 1, 2004 Plains Resources Inc. issued the following press release:

700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Stephen A. Thorington

Executive Vice President and Chief Financial Officer

(832) 239-6096 or (800) 934-6083

FOR IMMEDIATE RELEASE

SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF PLAINS RESOURCES

ANNOUNCES SUPPORT OF RECOMMENDATION

Houston, Texas – March 1, 2004 –The Special Committee of the Board of Directors of Plains Resources Inc. (NYSE:PLX) announced today that it has been informed by each of Kayne Anderson Capital Advisors, LP, which beneficially owns 1,755,916 (or 7.4%) of the outstanding shares of Plains Resources common stock, and EnCap Investments, LP, which through its institutional equity funds controls 1,174,219 (or 4.9%) of the shares of Plains Resources common stock, that each has considered the proposals to acquire control of PLX, including the recommendation of the Special Committee, and has determined that it will vote in favor of the offer proposed by Vulcan Capital. Plains Resources previously announced that it has entered into a merger agreement with an affiliate of Vulcan Capital and has declined to pursue a proposal to acquire Plains Resources described in a Schedule 13-D filed by Pershing Square, LP And Leucadia National Corporation (the “Pershing Proposal”).

In declining to pursue the Pershing Proposal, the Special Committee considered, among other things:

•	That only approximately $3.00 of the consideration would be in cash and the remainder in securities of Plains Resources itself with an uncertain trading value;

•	The fact that the form of new security was uncertain and the lack of trading history or public market for a security of that type;

•	The fact that after tax distributions to new security holders would likely be less than after tax distributions to holders of Plains All American Pipeline, LP. common units;

•	The overall complexity and conditionality of the Pershing Proposal compared to the all cash Vulcan Transaction.

PLAINS RESOURCES INTENDS TO FILE A PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS TO VOTE ON THE PROPOSED TRANSACTION, AND THE VULCAN GROUP WILL FILE OTHER RELEVANT DOCUMENTS, WITH THE SEC CONCERNING THE PROPOSED TRANSACTION. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE INTERESTS OF THE PARTICIPANTS IN THE SOLICITATION OF PROXIES.

YOU WILL BE ABLE TO OBTAIN THE DOCUMENTS FREE OF CHARGE AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. IN ADDITION, YOU MAY OBTAIN DOCUMENTS FILED WITH THE SEC BY PLAINS RESOURCES FREE OF CHARGE BY REQUESTING THEM IN WRITING FROM PLX AT 700 MILAM, SUITE 3100, HOUSTON, TEXAS 77002, ATTENTION: JOANNA PANKEY, OR BY TELEPHONE AT 832-239-6000.

Plains Resources, James C. Flores, John T. Raymond, Paul G. Allen and the affiliate of Vulcan Capital (which together with Mr. Flores, Mr. Raymond and Mr. Allen form the “Vulcan Group”), and the directors and executive officers of Plains Resources and the affiliate of Vulcan Capital, may be deemed to be participants in the solicitation of proxies from stockholders of Plains Resources in connection with the merger. INFORMATION ABOUT THE DIRECT AND INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, OF THESE PERSONS IS SET FORTH IN THE COMPANY’S PROXY STATEMENT FOR ITS 2003 ANNUAL MEETING AND IN THE SCHEDULE 13D FILED WITH THE SEC BY THE VULCAN GROUP ON DECEMBER 1, 2003 AS AMENDED ON FEBRUARY 26, 2004, AND WILL ALSO BE CONTAINED IN THE PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS WHEN IT IS FILED.

About Plains

Plains Resources is an independent energy company engaged in the acquisition, development and exploitation of crude oil and natural gas. Through its ownership in Plains All American Pipeline, L.P., Plains Resources has interests in the midstream activities of marketing, gathering, transportation, terminalling and storage of crude oil. Plains Resources is headquartered in Houston, Texas.

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